Exhibit 4.3

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AS SUPPLEMENTED BY THE FIFTH SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY COCA-COLA FEMSA, S.A.B. DE C.V., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO COCA-COLA FEMSA, S.A.B. DE C.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, AS SUPPLEMENTED BY THE FIFTH SUPPLEMENTAL INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Coca-Cola FEMSA, S.A.B. de C.V.

3.875% Senior Notes due 2023

No. 1	U.S.$500,000,000

CUSIP Number: 191241 AE8 / ISIN: US191241AE83

Coca-Cola FEMSA, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of Mexico (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Five Hundred Million Dollars as revised by the Schedule of Increases and Decreases in Global Note attached hereto on November 26, 2023 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from November 26, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually on May 26 and November 26 of each year, commencing on May 26, 2014, and at the Maturity thereof, at the rate of 3.875% per annum, until the principal hereof is paid or made available for payment; provided that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment of such interest shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 12 and November 12 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and premium, if any, and interest on this Security will be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture; provided, however, that if this Security is not a Global Security, payment may be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal thereof; and provided, further, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

COCA-COLA FEMSA, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (herein collectively called the “Notes”), issued under an indenture, dated as of February 5, 2010 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), Security Registrar, Paying Agent and Transfer Agent, as supplemented by the Fifth Supplemental Indenture, dated as of November 26, 2013 (herein called the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V.,Yoli de Acapulco, S.A. de C.V. and Controladora Interamericana de Bebidas, S. de R.L. de C.V. (the “Guarantors”), the Trustee and The Bank of New York Mellon SA/NV, Dublin Branch, as Irish Paying Agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

Additional Notes on terms and conditions identical to those of this Note (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid) may be issued by the Company without the consent of the Holders of this or any other series of Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases and Decreases in Global Note attached hereto will be correspondingly adjusted.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be on account of such delay.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Company and the Guarantors shall pay to Holders of the Notes all additional interest (“Additional Amounts”) that may be necessary so that every net payment of interest or principal or premium, if any, to the Holder will not be less than the amount provided for in the Notes. For purposes of the preceding sentence, “net payment” means the amount that the Company, the Guarantors or any Paying Agent will pay the Holder after the Company or the Guarantors deducts or withholds an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment (or the payment of such Additional Amounts) by the taxing authority of Mexico or any other country under whose laws the Company is organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”). Notwithstanding the foregoing, the Company and the Guarantors shall not be obligated to pay Additional Amounts to any Holder for or on account of any of the following:

(i) any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the Holder and the Taxing Jurisdiction (other than the mere receipt of a payment, the ownership or holding of a Note or the enforcement of rights with respect to a Note);

(ii) any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to a Note;

(iii) any taxes, duties, assessments or other governmental charges imposed solely because the Holder or any other Person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or any beneficial owner of a Note if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 days’ written notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(iv) any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on a Note;

(v) any taxes, duties, assessments or other governmental charges with respect to a Note presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 15-day period;

(vi) any payment on a Note to a Holder that is a fiduciary or partnership or a Person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of such Note; and

(vii) any tax, duty, assessment or governmental charge imposed on payment to an individual and required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings.

Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in clause (iii) above will not apply if the provision of information, documentation or other evidence described in such clause (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note than comparable information or other reporting requirements imposed under United States tax law, regulations (including proposed regulations) and administrative practice. In addition, the limitations on the Company’s obligations to pay Additional Amounts set forth in clause (iii) above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in such clause (iii) is expressly required by the applicable Mexican regulations, (b) the Company cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on its own through reasonable diligence and (c) the Company otherwise would meet the requirements for application of the applicable Mexican regulations. In addition, clause (iii) above shall not be construed to require that any Person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

The Company shall remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with applicable law of the Taxing Jurisdiction. The Company shall also provide the Trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which the Company has paid any Additional Amounts. The Company shall provide copies of such documentation to the Holders of the Notes or the relevant Paying Agent upon request.

The Company and the Guarantors shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

All references herein and in the Indenture to principal, premium, if any, or interest or any other amount payable in respect of any Note shall be deemed to mean and include all Additional Amounts, if any, payable in respect of such principal, premium, if any, or interest or other amount payable, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder or under the Indenture (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, if any, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect of this Note pursuant to Section 1009 of the Base Indenture, and express mention of the payment of any Redemption Price or any such other amount in those provisions hereof where such express reference is not made.

The Company may, at its option, redeem the Notes upon not less than 30 nor more than 60 days’ written notice, at any time:

(i) in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes, (B) accrued and unpaid interest on the principal amount of the Notes to the Redemption Date and (C) any Additional Amounts which would otherwise be payable thereon to the Redemption Date, solely if,

(1) as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after November 19, 2013, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Amounts in excess of those attributable to a withholding tax rate of 4.9%; or

(2) in the event that the Company is organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which the Company becomes subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Amounts in excess of those attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the Notes;

provided, however, that (x) no notice of redemption pursuant to this clause (i) may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment on the Notes were then due and (y) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect; and

(ii) in whole or in part, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of such Notes to the Redemption Date.

For purposes of clause (ii) above, the following terms shall have the specified meanings:

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by the Company for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if such entity obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Crédit Agricole Securities (USA) Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, a Primary Treasury Dealer (as defined below) selected by Mitsubishi UFJ Securities (USA), Inc. and Mizuho Securities USA Inc., or their respective affiliates which are primary U.S. government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an entity selected by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an entity selected by the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

The Indenture permits, with certain exceptions as therein provided, at any time the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity or security satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, and/or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth (including, without limitation, Sections 202 and 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of any Transfer Agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The provisions of Article Twelve of the Base Indenture shall apply to the Notes.

The Notes are issuable only in registered form without coupons in denominations of U.S.$150,000 and integral multiples of U.S.$2,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Subject to Section 306 of the Base Indenture, prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any other agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, and neither the Company, the Trustee, any Agent nor any such other agent shall be affected by notice to the contrary.

The Guarantors have irrevocably and unconditionally guaranteed the full and punctual payment of principal, premium, if any, interest and any other amounts that may become due and payable by the Company in respect of the Notes and the Indenture.

This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Sections 202 and 304 of the Base Indenture on transfers and exchanges of Global Notes.

This Note, the Guarantees and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT— (Cust)
TEN ENT - as tenants by the entireties	Custodian under Uniform (Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act (State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of increase or decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

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